Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

On January 14, 2005, First Avenue Networks, Inc. (“First Avenue”) completed its acquisition of substantially all of the fixed wireless assets and assumption of certain related liabilities of Teligent, Inc. and its wholly-owned subsidiary, Teligent Services, Inc. (collectively, “Teligent”). The acquisition was made pursuant to an Amended and Restated Asset Purchase Agreement, dated as of January 13, 2005. The assets acquired from Teligent included 24 GHz spectrum licenses, radio equipment and the infrastructure supporting the fixed wireless operations including an operational cellular backhaul network in New York City. In consideration for these assets, First Avenue issued 25.2 million shares of common stock and a warrant to purchase up to 2.5 million additional shares of common stock. An owner of 12% of First Avenue’s common stock also held a controlling interest in Teligent at the time of closing. The acquisition is being accounted for as a purchase with the assets acquired and liabilities assumed recorded at fair value.

The following Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004 gives effect to the acquisition of certain assets and assumption of liabilities of Teligent as if it had been consummated on December 31, 2004. Certain assumptions and adjustments have been made and are described in the Notes to the Unaudited Pro Forma Consolidated Balance Sheet and should be read in conjunction with the historical financial statements and accompanying disclosures contained in First Avenue’s December 31, 2004 consolidated financial statements and notes thereto on Form 10-K and Teligent’s historical financial statement of assets acquired and liabilities assumed as of September 30, 2004 and the related statements of revenue and direct operating expenses for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003 and notes thereto.

The Unaudited Pro Forma Consolidated Balance Sheet does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, and the inherent nature of estimates and uncertainties, the accompanying Notes to the Unaudited Pro Forma Consolidated Balance Sheet do not purport to describe the actual financial condition that would have been achieved had the acquisition in fact occurred on December 31, 2004. First Avenue has not completed the final allocation of the purchase price to tangible and intangible assets in connection with the acquisition.

FIRST AVENUE NETWORKS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2004

(in thousands)

	First Avenue (Historical)	Teligent (Assets Acquired and Liabilities Assumed)	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$80,398	$968	$—		$81,366
Accounts receivable, net	42	119	(14	)(2)	147
Prepaid expenses and other current assets	282	—	—		282
Inventory	273	—	—		273

Total current assets	80,995	1,087	(14)		82,068
Property and equipment, net of accumulated depreciation	25	3,160	(1,793	)(2)	1,392
FCC licenses	21,662	20,312	18,688	(2)	60,662
Goodwill	—	—	61,515	(2)	61,515
Other assets	899	56	(894	)(1)	61

Total assets	$103,581	$24,615	$77,502		$205,698

Current liabilities:
Accounts payable	$40	$—	$—		$40
Accrued compensation and benefits	271	—	—		271
Accrued taxes other than income	350	—	—		350
Deferred revenue, current portion	60	76	—		136
Other accrued liabilities	220	269	—		489

Total current liabilities	941	345	—		1,286
Deferred revenue, less current portion	250	245	—		495
Other long-term liabilities	—	605	—		605
Accrued taxes other than income taxes, less current portion	3,760	20	—		3,780

Total liabilities	4,951	1,215	—		6,166

Stockholders’ equity:
Common stock	34	—	25	(1)	59
Additional paid-in capital	145,029	—	100,877	(1)	245,906
Accumulated deficit	(46,433)	—	—		(46,433)
Excess of assets acquired over liabilities assumed	—	23,400	(23,400	)(3)	—

Total stockholders’ equity	98,630	23,400	77,502		199,532

Total liabilities and stockholders’ equity	$103,581	$24,615	$77,502		$205,698

See notes to the unaudited pro forma consolidated balance sheet

FIRST AVENUE NETWORKS, INC. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2004

The unaudited pro forma consolidated balance sheet gives effect to the following unaudited pro forma adjustments:

1.	Adjustments reflect the issuance of 25.2 million shares of common stock and Class A Warrants to purchase up to 2.5 million additional shares of common stock (dollars in thousands):

Fair value of common stock	$92,638
Fair value of warrants	8,264

100,902
Acquisition costs	894

Total purchase price	$101,796

Using the Black-Scholes option pricing model, assuming no dividends, a four and one half year life, a risk free interest rate of 3.53% and a volatility of 131%, the value of warrants issued in connection with the acquisition is $8.3 million.

2.	Adjustments reflect management’s preliminary allocation of the purchase price for the acquired assets and assumed liabilities. A third party valuation firm was retained to assist in the valuation of the acquired 24 GHz licenses and assessed the fair market value at $39 million.

The following table summarizes the preliminary purchase price allocation. This allocation and the lives shown are preliminary and subject to change pending a final appraisal and analysis (dollars in thousands):

	Amount	Lives
Cash and cash equivalents	$968	N.A.
Accounts receivable	105	N.A.
Inventory	1,243	N.A.
Property and equipment	124	3 years
FCC licenses	39,000	Indefinite
Goodwill	61,515	Indefinite
Other assets	56	N.A.
Current liabilities	(345)	N.A.
Accrued taxes other than income	(20)	N.A.
Other non-current liabilities	(850)	N.A.

Net assets acquired	$101,796

3.	First Avenue acquired substantially all of the fixed wireless assets and assumed certain related liabilities of Teligent. As of December 31, 2004, the historic value of the acquired assets exceeded the liabilities assumed by $23.4 million. In connection with the purchase price allocation, First Avenue has eliminated the excess of assets acquired over liabilities assumed.